UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 10, 2013

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	00053461	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

562 – 800 15355 24th Avenue, Surrey, British Columbia, Canada	V4A 2H9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(604) 560-1603

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry Into A Material Definitive Agreement

On October 10 and October 17, 2013, our company’s subsidiary, Mantra Energy Alternatives Ltd. (“MEA”) entered into employment agreements with Amin Aziznia and Sona Kazemi, whereby Mr. Aziznia and Mrs. Kazemi have each agreed to perform services as a Senior Process Engineer of MEA for a term of one (1) year. As compensation for services rendered, Mr. Aziznia and Mrs. Kazemi shall each receive base gross remuneration of $65,000 per annum with an increase to $70,000 per annum subject to receipt by MEA of an Industrial Research & Development Fellowship from the Natural Sciences and Engineering Research Council of Canada (the “NSERC IRDF Grant”). The compensation is payable in twelve (12) equal monthly installments. In addition, we will grant to each Mr. Aziznia and Ms. Kasemi 100,000 stock options to acquire up to 100,000 common shares of our company at a purchase price of $0.10 per share. These options are non-transferrable, vest immediately and expire upon the earlier of 24 months, or upon termination of the employment agreements. The agreements will be immediately terminated if MEA does not receive the NSERC IRDF Grant..

The description of the employment agreements contained in herein are a summary and are qualified in its entirety by reference to the copies of the employment agreements are attached hereto as exhibits, and which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement among Amin Aziznia and MEA dated October 17, 2013.

10.2	Employment Agreement among Sona Kazemi and MEA dated October 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/ Larry Kristof
Larry Kristof
President and Director

Date: October 28th, 2013